Exhibit 10.1

YA Global Master SPV Ltd.

September 29, 2015

Medbox, Inc.

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

Attn: Mr. C. Douglas Mitchell

    Chief Financial Officer

Ladies and Gentlemen:

Reference is hereby made to that certain 5% Convertible Debenture originally issued April 3, 2015 (the “Debenture”), by Medbox, Inc., a Nevada Corporation (the “Company”) to YA Global Master SPV, Ltd. or its registered assigns (the “Holder”).

Notwithstanding any provisions in the Debenture or those certain Securities Purchase Agreements, dated September 19, 2014 or August 20, 2015, between the Company and the Holder, as amended (the “SPAs”), to the contrary, the Holder and the Company agree that the Holder shall waive its rights pursuant to Sections 6(a)(ix) and 6(a)(xiv) of the Debenture (and any other debenture issued pursuant to the SPAs) and Section 4.10 of the SPAs with respect to any events that have occurred prior to the date hereof and through October 31, 2015. As consideration for such waiver, the Company and the Holder hereby amend Section 4(b) of the Debenture as follows:

Conversion Price. The conversion price in effect on any Conversion Date shall be equal to the lower of (a) $0.75, subject to adjustment herein (the “Fixed Conversion Price”), or (b) 51% of the lowest VWAP for the sixty (60) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Conversion Date (the resulting pricing being referred to herein as the “Conversion Price”). All such determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

The parties agree that sales of any shares of the Company’s common stock issued to the Holder upon conversion of the Debenture will be made pursuant to exemptions under the Securities Act of 1933 (the “Act”), such as Rule 144 of the Act, and not pursuant to the registration statement filed with the Securities and Exchange Commission (No. 333-203299) that became effective June 11, 2015 or any prospectus related thereto.

The parties agree that this amendment reflects the mutual agreement of the Company and the Holder. Except as set forth above, the Debenture shall not be amended or modified and shall remain in full force and effect. Other than as set forth herein, the Holder has not waived, is not waiving any Events of Default (as such term is defined in the SPAs) which may be continuing on the date hereof or any Events of Default which may occur after the date hereof.

The Holder agrees that it will convert the Debenture prior to any other debentures issued by the Company to Holder.

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Signatures follow on next page]

Please sign below to acknowledge your agreement with the foregoing.

Very Truly Yours,

YA GLOBAL MASTER SPV, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	/s/ Gerald Eicke

Name:	Gerald Eicke

Title:	Member

Accepted and Agreed:

MEDBOX, INC.

By:

Name:	C. Douglas Mitchell

Title:	CFO